INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Drinks Americas Holdings Ltd on Form S-8 of our report which includes an explanatory paragraph as the Company’s ability to continue as a going concern dated August 13, 2010 with respect to our audits of the consolidated financial statements of Drinks Americas Holdings Ltd as of April 30, 2010 and 2009 and for the years ended April 30, 2010 and 2009, which report is included in this Annual Report on Form 10-K of Drinks Americas Holdings Ltd for the year ended April 30, 2010 and 2009.

/s/ Bernstein & Pinchuk LLP

Bernstein & Pinchuk LLP
New York, New York
June 3, 2011